TRANSFER AGENCY AGREEMENT

BETWEEN

AB CARVAL CREDIT OPPORTUNITIES FUND AND

ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

This Agreement, dated [ ], 2024, is between AB CarVal Credit Opportunities Fund, a statutory trust fund formed under the laws of Delaware, whose principal place of business is 1601 Utica Avenue, Suite 1000, Minneapolis, Minnesota 55416 (the “Fund”) and AllianceBernstein Investor Services, Inc. with a place of business at 8000 IH 10 W, 4th Floor, San Antonio, Texas 78230 (“ABIS”).

1.	Intention of the Parties; Definitions

1.1.	Intention of the Parties.

(a)	ABIS is a transfer agent registered with the United States Securities and Exchange Commission (“SEC”) and an indirect, wholly-owned subsidiary of AllianceBernstein L.P.

(b)

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the Fund’s Registration Statement, as amended from time to time.

(c)

The Fund has requested ABIS to provide transfer agency, dividend disbursing agency, tender offer agency and shareholder servicing services with respect to the Fund, which ABIS has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules. ABIS will be responsible for the performance of only those duties set forth in this Agreement and the Schedules thereto.

1.2.	Definitions; Interpretation.

(a)	As used in this Agreement and the Schedules to this Agreement, the following terms have the meaning hereinafter stated.

“Affiliate” means an entity controlling, controlled by, or under common control with, ABIS or the Fund, as the case may be.

“Applicable Law” means any applicable statute (including the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended), treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by the Fund (or by any agent designated by the Fund, including AB CarVal Investors, L.P. (the “Investment Adviser”)) to act on behalf of the Fund under this Agreement. Such persons will continue to be Authorized Persons until such time as ABIS receives, and has had reasonable time to act upon, Instructions from the Fund (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of the Fund.

“Confidential Information” means and includes all non-public information concerning the Fund which ABIS receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than ABIS’s breach of the terms of this Agreement or information which ABIS obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Fees” means the payments described in Article 4, to be made by the Fund to ABIS for the Services.

“Instruction” means an instruction which ABIS believes in good faith to have been given by an Authorized Person.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on ABIS’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Registration Statement” means the registration statement on Form N-2 of the Fund, filed under the 1940 Act, as amended or supplemented, updated or amended from time to time, including, for the avoidance of doubt, to register the Shares under the 1933 Act.

“Service Commencement Date” means the first date on which ABIS is entitled to receive fees under this Agreement.

“Services” means the transfer agency, dividend disbursing agency, tender offer agency and shareholder servicing services described in Schedule 1.

“Share Transaction” means a purchase, redemption, repurchase or exchange transaction of Shares.

“Shareholder Records” means the records maintained by ABIS containing information concerning the Shareholders and Share Transactions.

“Shares” means the Shares issued by the Fund.

“Shareholder” means a holder of Shares.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)

References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal entities as well as natural persons; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What ABIS is Required to Do

2.1.	The Services.

(a)

The Fund hereby appoints ABIS to act as transfer agent of and to provide the Services with respect to the Fund and ABIS agrees to act as transfer agent of and to provide the Services with respect to the Fund (subject to any limitations notified by the Fund to ABIS in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	The Fund represents that any disclosure in its Registration Statement regarding the Agreement will accurately reflect the terms and conditions of the Agreement in all material respects.

(c)	ABIS shall act as agent of the Fund solely with respect to the duties of ABIS described in this Agreement.

(d)	The Fund acknowledges that ABIS is not providing any legal, tax or investment advice in providing the Services.

2.2.	Storage of Records.

ABIS is authorized to maintain all accounts, registers, corporate books and other documents electronically; provided that they are capable of being reproduced in legible form in accordance with Applicable Law and can be made available to the Fund promptly upon request. ABIS shall make any records relating to the Services provided under this Agreement available upon request and further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1 under the 1940 Act.

2.3.	Compliance with Laws and Regulations.

ABIS will comply with Applicable Law in the United States with respect to the provision of the Services. The Fund undertakes to comply with Applicable Law in the United States and in each state in which the Fund conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services.

3.	Instructions

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)

The Fund authorizes ABIS to accept, rely upon and/or act upon any Instructions reasonably believed to be genuine. The Fund will indemnify ABIS against, and hold it harmless from, any Liabilities that may be imposed on, incurred by, or asserted against ABIS as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of ABIS with respect to the manner in which such Instructions are followed.

(b)

ABIS shall promptly notify an Authorized Person or Shareholder, as applicable, if ABIS determines that an Instruction does not contain all information reasonably necessary for ABIS to carry out the Instruction. ABIS may decline to act upon an Instruction if it does not receive clarification or confirmation reasonably satisfactory to it. ABIS will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification reasonably satisfactory to it. In the event ABIS does not act upon such Instructions, ABIS will notify the Fund of its decision to do so as soon as reasonably practicable.

3.2.	Verification and Security Procedures.

(a)

ABIS and the Fund shall comply with any applicable security procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

4.	Fees and Expenses Owing to ABIS

4.1.	Fees and Expenses.

(a)	The Fund will pay ABIS for the Services under this Agreement the fees as set forth in Schedule 2 hereto, or as otherwise agreed upon in writing between the Fund and ABIS from time to time.

(b)

In addition to the fees provided for above, the Fund shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Fund which are incurred by ABIS, and any other customary or extraordinary expenses. The Fund shall reimburse ABIS for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as ABIS may incur in the execution of its duties under this Agreement.

5.	Additional Provisions

5.1.	Representations of the Fund and ABIS.

(a)

The Fund represents and warrants that (i) assuming execution and delivery of this Agreement by ABIS, this Agreement is the Fund’s legal, valid and binding obligation, enforceable against the Fund in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary Board action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by ABIS or any person on its behalf, and acknowledges that this Agreement sets out the extent of the duties of ABIS.

(b)

ABIS represents and warrants that (i) assuming execution and delivery of this Agreement by the Fund, this Agreement is ABIS’s legal, valid and binding obligation, enforceable against ABIS in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

(c)

ABIS will be subject to and shall comply with all Applicable Laws, rules and regulations concerning the collection, use, disclosure, processing and transfer of information obtained under this Agreement. Without limiting the generality of the foregoing, ABIS represents and warrants that it has developed, implemented and maintains, and will continue to maintain for such period as this Agreement remains in effect, a written comprehensive information security policy (the “Information Security Policy”) that provides adequate protections for the safeguarding of Shareholder personal information received or obtained by ABIS in the performance of this Agreement. ABIS further represents and warrants that the Information Security Policy is, and will continue to be, compliant with Applicable Law, including the data security laws, rules and regulations of the Commonwealth of Massachusetts.

5.2.	The Fund to Provide Certain Information to ABIS.

Upon request, the Fund will promptly provide to ABIS such information about itself and its financial status as ABIS may reasonably request, including organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that are reasonably necessary in order to provide the Services described in this Agreement.

5.3.	Information Used to Provide the Services.

The Fund agrees with ABIS that any information the Fund or the Investment Adviser provides to ABIS pursuant to this Agreement shall be complete and accurate to enable ABIS to perform its responsibilities pursuant to this Agreement.

6.	When ABIS May Be Liable to the Fund

6.1.	Standard of Care; Liability.

(a)

ABIS will use reasonable care in performing its obligations under this Agreement. ABIS will not be responsible for any loss or damage suffered by the Fund with respect to any matter as to which ABIS has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of ABIS.

(b)

ABIS will be liable and will indemnify the Fund, its directors, officers, employees and controlling persons, for the Fund’s direct Liabilities to the extent they result from ABIS’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement.

(c)

The Fund will indemnify ABIS and its directors, officers, employees and controlling persons against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against such persons directly arising out of ABIS’s performance under this Agreement, provided ABIS has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

(d)

Nevertheless, under no circumstances will either party be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from either party’s performance under this Agreement.

6.2.	Force Majeure.

ABIS will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, ABIS shall not be liable for the loss of all or part of any record maintained or preserved by it pursuant to this Agreement or for any delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authorities, national emergencies, fire, flood or catastrophe, acts of God, insurrection, terrorism, war, riot, or failure of transportation, communication or power supply, except to the extent that ABIS shall have failed to use its best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the Fund caused by such circumstances.

6.3.	Limitations of ABIS’s Liability.

(a)

ABIS may rely on information provided to it by or on behalf of the Fund, or which was prepared or maintained by the Fund or any third party on behalf of the Fund, in the course of discharging its duties under this Agreement. Provided ABIS shall have acted with reasonable care and without negligence, willful misconduct or fraud, ABIS shall not be liable to any person for any Liabilities suffered by any person as a result of ABIS: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to ABIS by the Fund or by the Investment Adviser or any third party which is not a subcontractor of ABIS, including but not limited to, information in relation to trades in respect of the Fund or expenses of the Fund; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to ABIS by any pricing services, data services, or provider of other market information or information concerning securities held by the Fund.

(b)

ABIS shall not be liable for any losses resulting from a failure by any person (other than an Affiliate or subcontractor of ABIS) to provide ABIS with any information or notice that is reasonably necessary for the provision of the Services; provided, however, that the losses do not result from an act of negligence, fraud or willful misconduct on the part of ABIS. ABIS shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, ABIS shall promptly notify the Fund.

(c)

ABIS shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Fund, as a result of the failure of the Fund or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(d)

The Fund agrees that the accounting reports provided by ABIS, as well as any Share class or other similar reports, are to enable the Fund to fulfill its statutory reporting and investor subscription/redemption/repurchase obligations, and are not for investment, treasury or hedging purposes.

7.	Term and Termination

7.1.	Term and Termination.

This Agreement shall be in effect for an initial term of three years from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one-year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement. Notwithstanding anything to the contrary in this Agreement, each party may terminate this Agreement at any time, without penalty, on one hundred and twenty (120) days prior written notice to the other party.

7.2.	Other Grounds for Termination.

Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)

the other party being declared bankrupt, entering into an agreement with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party necessary to perform services under this Agreement; or

(iii)

the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within ninety (90) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.3.	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4.	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to ABIS under this Agreement, ABIS agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the Services or to such other person as the Fund may direct. Except as otherwise provided in Section 7.2, ABIS shall provide the Services until a replacement transfer agent is in place, subject to the terms and conditions of this Agreement (including Article 4). ABIS will also provide reasonable assistance to its successor for such transfer, subject to the payment of reasonable expenses and charges for such assistance. The Fund undertakes to use its best efforts to appoint a new service provider as soon as reasonably possible.

8.	Miscellaneous

8.1.	Notices.

Notices pursuant to Article 8 of this Agreement shall be sent or served by registered mail; overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc.; courier services; or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing, or via email to the email addresses specified below. Notice will not be deemed to be given unless it has been received.

AB CarVal Credit Opportunities Fund: [email address]

AllianceBernstein Investor Services, Inc.: [email address]

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

8.3.	Entire Agreement.

This Agreement, including the Schedules, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

8.5.	Severability; Waiver; and Survival.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Agreement shall survive its termination.

8.6.	Confidentiality.

(a)

Subject to Section 8.6(b), ABIS will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over ABIS’s or the Fund’s business, or with the consent of the Fund.

(b)	The Fund authorizes ABIS to disclose Confidential Information to:

(i)

any service providers and/or vendors to the Fund that ABIS believes are reasonably required by such person toprovide the relevant services and are subject to a legal or contractual obligation to hold the Confidential Information in confidence;

(ii)	its professional advisers, auditors or public accountants;

(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity.

(c)

Except as otherwise required by Applicable Law, by a regulator with jurisdiction over ABIS’s or the Fund’s business, with the consent of the other party or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence. For the avoidance of doubt, nothing in the forgoing shall prohibit the Fund from filing a copy of this Agreement as an exhibit to the Registration Statement.

8.7.	Delegation.

ABIS may, with the consent of the Fund, subcontract the performance of any portion of any Services to be provided under this Agreement to any agent of ABIS and may reimburse the agent for those services it performs at such rates as ABIS may determine; provided that no such reimbursement will increase the amount payable by the Fund pursuant to this Agreement; and provided further that ABIS shall remain ultimately responsible as transfer agent to the Fund.

8.8.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.9.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

AB CARVAL CREDIT OPPORTUNITIES FUND		ALLIANCEBERNSTEIN INVESTOR SERVICES, INC.

By:	/s/ [ ]	By:	/s/ [ ]
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]
Date:	[ ]	Date:	[ ]

Schedule 1 – Services

ABIS will perform the following transfer agent services if required with respect to the Fund:

(a)

Maintain the register of Shareholders, such register to include as applicable: (i) all issues, transfers, and repurchases of Shares in the Fund; (ii) the number of shares held by each Shareholder of the Fund; (iii) the Shareholder’s address; and (iv) the Shareholder’s taxpayer identification number or social security number.

(b)

Process purchases, repurchases pursuant to repurchase offers or otherwise, compulsory repurchases, and transfers of Shares; maintain investor records, including account documentation files, establish account relationship linking/grouping, record investor account information changes, and balance monthly transaction activity;

(c)	Distribute repurchase offer materials to Shareholders and compile investor replies;

(d)	Function as dividend agent including calculating, disbursing and recordkeeping for all dividends generated by the Fund;

(e)	Complete cash settlement between the Fund, the Fund’s custodian, Shareholders, and other third parties and reconcile the Fund’s bank accounts;

(f)	Prepare and issue investor confirmations (for all Shareholders unless agreed to otherwise by the Fund);

(g)	Except as otherwise agreed upon with the Fund, prepare and issue quarterly account statements to Shareholders and provide a monthly report of account activity per investor to the Investment Adviser;

(h)

Except as otherwise agreed upon with the Fund, mail financial and tax reports, notifications of repurchase offers pursuant to Rule 23c-3 under the 1940 Act, dividend and distribution notices, offering documents, proxy statements, or marketing material to current Shareholders;

(i)	Review all incoming investor documentation to verify receipt of all information and documentation required by ABIS in the performance of its services and obligations hereunder;

(j)

To the extent information is made available to ABIS, upon opening new accounts and periodically thereafter as reasonably directed by the Fund, verify investor identity and check investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;

(k)

Place holds on transactions in investor accounts or freeze assets in investor accounts, as provided by the Fund’s relevant written anti-money laundering policies and procedures (the “AML Policies”); create documentation to provide a basis for law enforcement authorities to trace illicit funds; maintain all records or other documentation created or received by ABIS pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund;

(l)

Coordinate with the Fund’s independent accountants and administrative or accounting agents or staff with respect to any required information necessary for the preparation of tax reports, financial statements or regulatory filings in accordance with applicable law by such dates as shall be mutually agreed upon by the parties;

(m)	When and if the Fund participates in the National Securities Clearing Corporation (“NSCC”), ABIS shall:

(i) accept and effectuate the registration and maintenance of accounts through NSCC Networking and the purchase, redemption, repurchase, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Program”) in accordance with instructions transmitted to and received by ABIS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions;

(ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

(iii) provide account and transaction information from the Fund’s records in accordance with the applicable Program’s rules for and broker-dealers; and

(iv)	maintain security holder accounts on its systems through the Program;

(n)	Provide such additional services from time to time as agreed to in writing by the Fund and ABIS; and

(o)	Report to the Fund on the foregoing matters.